UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 30, 2010

Cognizant Technology Solutions Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24429	13-3728359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Glenpointe Centre West 500 Frank W. Burr Blvd. Teaneck, New Jersey	07666
(Address of Principal Executive Offices)	(Zip Code)

(201) 801-0233

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

Awards of Restricted Stock Unit Grants to Certain Named Executives

On November 30, 2010, the Compensation Committee (“Compensation Committee”) of the Board of Directors of Cognizant Technology Solutions Corporation, a Delaware corporation (the “Company”), after thorough evaluation, granted the following awards of restricted stock units (“Stock Units”) to certain named executive officers of the Company set forth below.

Name	Number of Stock Units
Francisco D’Souza, President and Chief Executive Officer	60,480
Gordon J. Coburn, Chief Financial and Operating Officer and Treasurer	28,320
Rajeev Mehta, Chief Operating Officer, Global Client Services	24,000
Ramakrishnan Chandrasekaran, President and Managing Director, Global Delivery	19,200
Steven Schwartz, Senior Vice President, General Counsel and Secretary	5,760

The Stock Units vest in quarterly installments over three years so that the Stock Units shall be fully vested on the twelfth quarterly vesting date, which quarterly vesting date will occur on November 30, 2013; provided that the grantee remains in the Company’s service through each applicable vesting date. The Compensation Committee approved the grant and issuance of the Stock Units pursuant to the terms and conditions of the Company’s 2009 Incentive Compensation Plan (the “Plan”).

Awards of Performance Unit Grants to Certain Named Executives

On November 30, 2010, the Compensation Committee of the Company, after thorough evaluation, granted the following awards of performance units (“Performance Units”) to certain named executive officers of the Company set forth below. The Performance Units vest upon the achievement of certain performance milestones as set forth below.

Name	Number of Performance Units
Francisco D’Souza, President and Chief Executive Officer	90,720
Gordon J. Coburn, Chief Financial and Operating Officer and Treasurer	42,480
Rajeev Mehta, Chief Operating Officer, Global Client Services	36,000
Ramakrishnan Chandrasekaran, President and Managing Director, Global Delivery	28,800
Steven Schwartz, Senior Vice President, General Counsel and Secretary	8,640

The above Performance Units shall be subject to attainment of certain performance milestones as well as certain continued service requirements. All or a portion of the Performance Units shall vest based upon the level of achievement of the revenue milestone set forth below (the “Performance Milestone”) as follows:

(a) 0% of the Performance Units which are awarded shall vest upon the Company’s achievement of 2011 revenue of less than $5,460,000,000.

(b) 50% of the Performance Units which are awarded shall vest upon the Company’s achievement of 2011 revenue of $5,460,000,000.

(c) 100% of the Performance Units which are awarded shall vest upon the Company’s achievement of 2011 revenue of $5,687,500,000.

(d) 200% of the Performance Units which are awarded shall vest upon the Company’s achievement of 2011 revenue of $6,142,500,000.

Whether and to what extent the Performance Milestone has been achieved shall be determined by the Compensation Committee in its sole and absolute discretion based upon the audited financials for the 2011 fiscal year, subject to the items for which performance goals may be adjusted pursuant to the Plan. The number of Performance Units that will vest for performance between the applicable threshold targets will be determined using straight-line interpolation, rounded down to the preceding whole number (e.g., 101.74 rounded down to 101).

In addition, of the Performance Units which vest based upon attainment of the Performance Milestone, 1/3rd of such Performance Units shall be issued on the eighteen-month anniversary of the date of grant; provided that the grantee remains in the Company’s service through such anniversary date, and the remaining 2/3rds of the Performance Units which vest based upon attainment of the Performance Milestone shall be issued on the thirty-six month anniversary of the date of grant; provided that the grantee remains in the Company’s service through such anniversary date (each such date, an “Issue Date”). For the avoidance of doubt, a grantee shall only be entitled to have Performance Units issued to him if the applicable Performance Milestone is achieved based on the schedule set forth above and the grantee remains in the service of the Company through the applicable Issue Date. The number of Performance Units which shall vest and be issued on the Issue Date which occurs on the eighteen-month anniversary of the date of grant shall be rounded down to the preceding whole number (e.g., 101.74 rounded down to 101), and the number of Performance Units which shall vest and be issued on the Issue Date which occurs on the three-year anniversary of the date of grant shall equal the aggregate number of Performance Units that vested based upon attainment of the Performance Milestone minus the whole number of Performance Units that vested upon attainment of the Performance Milestone that were issued on the previous Issue Date. In no event shall any fractional shares be issued. The Compensation Committee approved the grant and issuance of the Performance Units pursuant to the terms and conditions of the Plan.

Item 8.01.	Other Events.

Stock Repurchase Program

On December 1, 2010, the Company announced that its Board of Directors authorized a program to repurchase up to an aggregate of $150,000,000 of the Company’s Class A Common Stock, par value $0.01 per share (“Common Stock”) over the next 12 months. Repurchases under the program may be made through open market purchases or private transactions, in accordance with applicable federal securities laws, including Rule 10b-18. The timing of any repurchases and the exact number of shares of Common Stock to be purchased will be determined by the Company’s management, in its discretion, and will depend upon market conditions and other factors. The Company anticipates that the program will be funded using its cash on hand and cash generated from operations.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Cognizant Technology Solutions Corporation, dated December 1, 2010, announcing the Company’s $150 million stock repurchase program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/S/ STEVEN SCHWARTZ
Name:	Steven Schwartz
Title:	Senior Vice President, General Counsel and Secretary

Date: December 1, 2010

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